Exhibit 10.1

Notice of Grant of Award and Award Agreement	GENZYME CORPORATION ID: 06-1047163 500 Kendall Street Cambridge, MA 02142

[First Name][Last Name]	Award Number:	[Grant Number]
[Address Line 1]	Plan:	[Plan Number]
[City], [State] [Zip][Country]	ID:	[Social Security]

Effective [Grant Date], you have been granted an award of [Share Number] restricted stock units.  These units are restricted until the vest date(s) shown below, at which time you will receive shares of GENZYME CORPORATION (the Company) common stock.

The current total value of the award is $[Dollar Amount].

The total price of the award is $[Dollar Amount].

The award will vest in increments on the date(s) shown.

Shares	Full Vest
[Share Number]	[Grant Date]

This award is granted under and governed by the terms and conditions of the Company’s Equity Plan as Amended and the Award Agreement, all of which are attached and made a part of this document.

GENZYME CORPORATION 2004 EQUITY INCENTIVE PLAN
Officer
Restricted Stock Unit Terms And Conditions

1.  Plan Incorporated by Reference. This Restricted Stock Unit is issued pursuant to the terms of the Plan and may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. Copies of the Plan may be obtained upon written request without charge from the Shareholder Relations Department of the Company.

2.  Vesting Schedule. The Participant’s right to acquire the number of shares of Stock of the Company set forth on the face of this certificate shall vest on the third anniversary of the date of grant (the “Vesting Date”).  Notwithstanding the foregoing, this Restricted Stock Unit shall not vest on the Vesting Date unless the Participant is then, and since the date of grant has been continuously, employed by the Company or its Affiliates.

3.  Delivery of Shares. As soon as practicable after the Vesting Date for this Restricted Stock Unit, the Company shall deliver to the Participant, subject to sections 4 and 7 below, the number of shares of Stock of the Company set forth on the face of this certificate.  The provisions of this section 3 and of section 2 above shall not be construed as limiting the Company’s right to accelerate the vesting of any portion of the Restricted Stock Unit or of the delivery of shares in respect of any vested portion of the Restricted Stock Unit whether in connection with a Covered Transaction or Change in Control or otherwise, subject, however, to the requirements for exemption from, or compliance with, Section 409A, as determined by the Administrator.

4.  Recapitalization, Mergers, Etc. In the event of a Covered Transaction, the Administrator may upon written notice to the Participant provide that this Restricted Stock Unit shall terminate on a date not less than 20 days after the date of such notice unless theretofore vested. In connection with such notice, the Administrator may in its discretion accelerate or waive any deferred vesting period.  Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined in a vote of the Compensation Committee adopted May 29, 2002), this Restricted Stock Unit shall become vested as to all shares without regard to any deferred vesting schedule or deferred vesting period.

5.  Restricted Stock Unit Not Transferable. This Restricted Stock Unit is not transferable by the Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer. A “Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Administrator, to receive amounts due or vesting rights of the Participant in the event of the Participant’s death.  In the absence of an effective designation by the Participant, “Designated Beneficiary” means the Participant’s estate.

6.  Vesting of Restricted Stock Unit After Termination of Employment. If the Participant’s employment with (a) the Company, (b) an Affiliate, or (c) a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming equity in a transaction to which section 424(a) of the Code applies, is terminated for any reason other than for cause or by disability (within the meaning of section 22(e)(3) of the Code), death or retirement, the Participant shall not be entitled to any shares under this Restricted Stock Unit unless theretofore vested. Upon the death of the Participant or if Participant’s employment is terminated by the Company as a result of disability, this Restricted Stock Unit shall immediately vest as to all shares without regard to any deferred vesting period.  If Participant’s employment is terminated as a result of retirement (which is defined as a minimum of age 60 plus a minimum of five years of service provided employment is not terminated for cause), the Participant shall not be entitled to any shares under this Restricted Stock Unit unless theretofore vested.  If the Participant’s employment is terminated by the Company for cause, the Participant shall not be entitled to any shares under this Restricted Stock Unit unless theretofore vested.  Termination by the Company of the Participant’s employment for “cause” shall mean termination upon (A) the willful and continued failure by him or her to substantially perform his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  No act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company. In the case of any Participant who is a corporate officer of the Company, determination for purposes of this section 6 of whether termination of such Participant’s employment is for “cause” shall be made by the Committee.  In the case of any Participant who is not a corporate officer of the Company, determination for purposes of this section 6 of whether termination of such Participant’s employment is for “cause” shall be made by the Senior Vice President, Chief Human Resources Officer, in his sole discretion, whose decision shall be final.  For purposes of the vesting conditions set forth in this section 6, the payment trigger for delivery of shares (“Payment Event”) pursuant to this Restricted Stock Unit shall be the date of termination of Participant’s employment.  Delivery of shares shall occur as soon as practicable after the Payment Event.

7.  Payment of Taxes. The vesting of the shares acquired hereunder will give rise to “wages” subject to withholding.  The taxable event of the Restricted Stock Unit will be the Vesting Date.  The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of any taxes required by law to be withheld with respect to the vesting of this Restricted Stock Unit. The Administrator may, in its discretion, require any other federal or state taxes imposed on the sale of the shares to be paid by the Participant.  In the Administrator’s discretion, such tax obligations may be paid in whole or in part in shares of Stock, including shares retained from the vesting of this Restricted Stock Unit, valued at their Fair Market Value on the date of delivery.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant. The Participant acknowledges that the Restricted Stock Unit is intended to qualify for the “short-term deferral” exemption from Section 409A and shall be construed by the Administrator accordingly.  Neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of any of them, shall be liable to the Participant by reason of any acceleration of income, or any tax or additional tax, asserted by reason of any failure of the Award or any portion thereof to satisfy the requirements for exemption from, or compliance with, Section 409A or by reason of Section 4999 of the Code.

8. Notice of Sale of Shares Required.  The Participant agrees to notify the Company in writing within 30 days of the disposition of any shares received upon vesting of this Restricted Stock Unit if such disposition occurs within two years of the date of the grant of this Restricted Stock Unit or within one year after such Vesting Date.

9. Rights Limited.  The Administrator, in its sole discretion, shall determine from the group of eligible persons whether an individual shall be a Participant under the Plan.  Any grant made under the Plan shall be made in the sole discretion of the Administrator and no prior grant shall entitle a person to any future grant.  Nothing in the Plan or any Restricted Stock Unit grant will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan.  In no event shall the Plan, or any grant made under the Plan, form a part of an employee’s or consultant’s contract of employment or service, if any.  The loss of existing or potential profit in Restricted Stock Units will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

10.  Acceptance.  Failure of the Participant to accept the terms and conditions of this Restricted Stock Unit in accordance with the requirements of the Administrator can result in adverse consequences to the Participant, including cancellation of the Restricted Stock Unit.

ACKNOWLEDGED AND AGREED:

Participant Signature

Participant Name (Print)

Date